EXHIBIT 99.1

PharmChem Reports First Quarter 2003 Results

HALTOM CITY, Texas, May 15, 2003 (PRIMEZONE) -- PharmChem, Inc. (Nasdaq:PCHM) announced that its net sales for the first quarter ended March 31, 2003 were $6,335,000, a decrease of 15.3% from first quarter 2002's net sales from continuing operations of $7,476,000. The Company reported a loss from continuing operations for the current quarter of $733,000, or $0.13 per share, versus a loss from continuing operations of $310,000, or $0.05 per share, a year ago.

Last year's amounts exclude the results of Medscreen, which was sold in March of 2002 and are being reported as discontinued operations. After including Medscreen's first quarter 2002 net income of $359,000 and the net gain on the sale of Medscreen of $4,277,000, the Company reported net income of $4,326,000, or $0.74 per share in 2002. All per share amounts included herein are on a diluted basis.

In this year's first quarter, laboratory specimen volume fell by 20.8% as the continued slowdown in pre-employment testing by workplace customers resulting from the stagnant economy, and a drop in most governmental testing due to budgetary constraints, have both adversely impacted the Company's revenues. Specimen volume this year was also adversely affected by severe weather in the east and midwest.

Net sales of products and other non-laboratory services were $1,278,000 this year, virtually the same as last year's first quarter. These sales comprised 20.1% of net sales in the current quarter versus 17.4% last year.

Capital expenditures for the current quarter were $156,000 versus $482,000 in last year's first quarter; and depreciation and amortization expenses were $560,000 this year compared to $540,000 last year.

As previously reported, the Company has not been in compliance with the $1.00 minimum bid price as required for listing on the Nasdaq SmallCap Market. The Company has since been granted a waiver until July 7, 2003 to comply with this rule.

In addition, the Company has not been in compliance with Nasdaq's minimum market value rule of $1 million. The Company has until May 21, 2003 to attain this minimum for ten consecutive trading days. Otherwise, the Company's securities will be delisted. At that time, the Company may appeal to a Listing Qualifications Panel.

The Company is in violation of the quarterly profitability covenant of its current loan agreement and is discussing a waiver from the lender. In addition, the Company is currently negotiating a new line of credit to replace its existing credit agreement.

The foregoing includes certain forward-looking statements, which involve risks and uncertainties including, without limitation, competitive conditions, economic conditions, credit availability, customer concentration, the possibility that contracts may be terminated or not renewed, and regulatory issues. These and other factors affecting operating results are included in the Company's Form 10-K for the year ended December 31, 2002.

PharmChem is a leading independent laboratory providing integrated drug testing services to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a forensic drug-testing laboratory in Haltom City, Texas.

                           PHARMCHEM, INC.

           Condensed Consolidated Statements of Operations
       (000s omitted except per share amounts and percentages)
                             (unaudited)

                                       Three Months Ended March 31,
                                       ----------------------------
                                              2003       2002
                                            -------    -------

  Net sales                                 $ 6,335    $ 7,476
  Cost of sales                               5,125      5,668
                                            -------    -------
  Gross profit                                1,210      1,808
                                            -------    -------

  Operating expenses                          1,798      2,013
                                            -------    -------

  Loss from operations                         (588)      (205)

  Interest expense                              160        162
  Other expense (income)                        (15)        25
                                            -------    -------
                                                145        187
                                            -------    -------

  Loss from continuing operations
   before income taxes                         (733)      (392)
  Benefit from income taxes                    --          (82)
                                            -------    -------
   Loss from continuing operations             (733)      (310)
                                            -------    -------

  Discontinued operations:
   Income from operations of Medscreen,
    Ltd. (less income taxes of $184)           --          359
   Gain on sale of Medscreen
    (less income taxes of $1,116)              --        4,277
                                            -------    -------
  Net income (loss)                         $  (733)   $ 4,326
                                            =======    =======
  Net income (loss) per common share*:
   Continuing operations                    $ (0.13)   $ (0.05)
   Discontinued operations                     --         0.79
                                            -------    -------
  Net income (loss)                         $ (0.13)   $  0.74
                                            =======    =======

  Weighted average shares outstanding*        5,853      5,853
                                            =======    =======

  *   Per share earnings and weighted average shares are on a diluted basis.

                          PHARMCHEM, INC.

                Condensed Consolidated Balance Sheets
                           (000s omitted)
                             (Unaudited)

                                            March 31,    December 31,
                                               2003          2002
                                             -------        -------

  Cash                                       $ 2,917        $ 4,213
  Other current assets                         5,474          5,611
                                             -------        -------
  Total current assets                         8,391          9,824
  Property and equipment, net                 11,670         12,074
  Non-current assets                             768            769
                                             -------        -------
  Total                                      $20,829        $22,667
                                             =======        =======

  Line of credit and current portion
   of long-term debt                         $ 5,441        $ 5,722
  Other current liabilities                    5,156          5,772
                                             -------        -------
  Total current liabilities                   10,597         11,494

  Long-term debt                                 606            814
  Stockholders' equity                         9,626         10,359
                                             -------        -------
  Total                                      $20,829        $22,667
                                             =======        =======

CONTACT: PharmChem, Inc.
         Joe Halligan, President and CEO
         (817) 605-6601

         David Lattanzio, Vice President and CFO
         (817) 605-6602